UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2012

COMPLETE GENOMICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34939	20-3226545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2071 Stierlin Court
Mountain View, California 94043
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 943-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Complete Genomics, Inc. (the “Company”) approved an annual incentive compensation program for 2012 (the “2012 Leadership Incentive Program”), including participation terms for the Company’s executive officers other than the Company’s Chief Executive Officer.  On August 2, 2012, the Board approved (upon a recommendation by the Committee) the terms for the Company’s Chief Executive Officer’s participation in the 2012 Leadership Incentive Program.

The following table sets forth the targeted incentive compensation for the named executive officers under the 2012 Leadership Incentive Program:

Executive Officer and Title	Target as Percentage of Annual Base Salary	Target as Cash Bonus Opportunity
Clifford A. Reid, Ph.D. President and Chief Executive Officer	100%	$400,000
Ajay Bansal Chief Financial Officer	40%	$125,400
Radoje T. Drmanac, Ph.D. Chief Scientific Officer	40%	$123,600
Keith Raffel Senior Vice President and Chief Commercial Officer	40%	$123,600

The 2012 Leadership Incentive Program was established using Performance Awards under the Company’s 2010 Equity Incentive Award Plan. The Program sets pre-determined performance objectives against which the Company’s executive officers (and certain other members of management) will be evaluated during the second half of 2012 for purposes of determining their annual bonus for 2012. The 2012 Leadership Incentive Program has two metrics, each weighted 50%: a genome shipments metric (“Genome Shipments”) and a clinical project milestones metric (the “Clinical Milestones”). The metrics and the target/milestones for each metric apply to all participants in the 2012 Leadership Incentive Program.

With regard to Genome Shipments, the Committee established the targeted numbers of genome shipments (the “Shipments Target”) for the second half of 2012 that will determine the 50% of the bonus to be determined by that metric.  To be eligible to receive any portion of the bonus allocated to Genome Shipments metric, the Company must achieve a threshold percentage (approximately 25%) of the Shipments Target.  Achieving or exceeding the Shipments Target will result in a bonus payout of 100% of the targeted bonus allocated to Genome Shipments (there is no opportunity to earn a bonus payout exceeding 100% of the targeted bonus allocated to Genome Shipments).

With regard to the Clinical Milestones, the Committee established certain milestones relating to the Company’s strategy to become licensed as a CLIA laboratory and shift from genome sequencing services primarily for research applications to genome sequencing services primarily for clinical applications, which milestones will determine the 50% of the bonus to be determined by that metric.  There is no threshold achievement to be eligible to receive any portion of the bonus allocated to the Clinical Milestones metric.  Achieving or exceeding the Clinical Milestones will result in a bonus payout of 100% of the targeted bonus allocated to the Clinical Milestones (there is no opportunity to earn a bonus payout exceeding 100% of the targeted bonus allocated to the Clinical Milestones). Achievements relative to the Clinical Milestones will be determined by the Committee (and the Board in the case of the Company’s Chief Executive Officer) based on input from the Chief Executive Officer.

In the event of a Change in Control (as defined in the Company’s 2010 Equity Incentive Award Plan) prior to the end of 2012, the 2012 Leadership Incentive Program will pay the greater of (a) 50% of each individual executive officer’s target bonus opportunity or (b) the actual bonus earned by the executive officer based on achievement through the date of the Change in Control relative to the Shipments Target and the Clinical Milestones.  Any earned bonus will be paid following the end of 2012 (but no later than March 14, 2013) assuming continued employment by the executive officer through the payment date.

The Committee (and the Board in the case of the Company’s Chief Executive Officer) will determine whether to pay any earned bonuses under the 2012 Leadership Incentive Program in cash, in Company common stock or a combination of the two, as permitted under the Company’s 2010 Equity Incentive Award Plan.

The foregoing description of the 2012 Leadership Incentive Program is qualified in its entirety by the terms and conditions of the 2010 Equity Incentive Award Plan, a copy of which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2012	COMPLETE GENOMICS, INC.

	By:	/s/ Ajay Bansal
Name: Ajay Bansal
Title: Chief Financial Officer